Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

New strategic plan builds platform for Shire’s future
Strong 2003 performance – positive outlook for 2004

Basingstoke, UK – 11 March 2004 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces results for the twelve months ended 31 December 2003.

Full Year 2003 Unaudited US GAAP Results Highlights

2003 $M	2002 $M	% Growth

Total revenues
1,237.1	1,037.3	+19%
Operating income
394.6	327.0	+21%
Income from continuing operations before income taxes and equity in (losses) / earnings of equity method investees
384.5	329.1	+17%
Net income
276.1	250.6	+10%
Diluted Earnings Per Share (EPS):

Per ordinary share
54.2c	49.0c	+11%
Per American Depository Share (ADS)
162.6c	147.1c	+11%

(1) Average exchange rates for 2003 and 2002 were $1.64: £1.00 and $1.50: £1.00 respectively.

Matthew Emmens, Chief Executive Officer, said:

“Shire had another excellent year in 2003. The ADDERALL® brand maintained its leading position in the ADHD market despite significant competitive challenges. This outstanding performance says much about the attributes of ADDERALL XR®, but more about our sales team and the potential of our business model. We have confidence in our ability to be the leader in meeting the demands of the specialist physician and the prospect of expanding our reach to new therapeutic areas.

“Looking ahead, we expect further pipeline news in 2004 including updates on the approval of FOSRENOL® and ADDERALL XR for the adult indication. We have filed a New Drug Application (NDA) for BIPOTROL®, a novel carbamazepine formulation for bipolar disorder, and a supplemental New Drug Application (sNDA) for PENTASA® 500 mg, for the treatment of ulcerative colitis, with the Food and Drug Administration (FDA). Currently Shire has six projects in registration and the potential for 11 product launches by 2007. We also continue to be in active discussions regarding the acquisition of new products.

“I am extremely confident in our strategy, our business model and prospects for the future. We continue to target on average mid-teens earnings growth and aim to maintain consistent margins beyond 2004.”

Full Year 2003 and Recent Events Highlights

  2003 revenues of $1,237.1 million were up 19% compared with 2002, driven by excellent ADDERALL XR sales.

  Diluted earnings per ADS of 162.6c include closure costs of $13.3 million, associated with the closure of our Lead Optimisation business in Canada and a $10.7 million write-down to fair value of properties now classified as assets held for sale.

  ADDERALL XR sales of $474.5 million, up 49% on 2002; ADDERALL XR outperformed the market with prescription demand up 49% compared with 2002; the ADDERALL franchise is the leading ADHD brand in the US with 25%1 market share in December 2003.

  Royalties up 16% on 2002, to $203.6 million; 3TC™ royalties up 9% to $144.6 million, ZEFFIX™ up 17% to $24.7 million and other royalties (mainly REMINYL™) up 63% to $34.3 million.

  FOSRENOL, approvable letter responses delivered to the FDA in the US.

  FOSRENOL, labelling discussions initiated with EU Reference Member State.

  BIPOTROL, a carbamazepine treatment for bipolar disorder, filed with the FDA in February 2004.

  PENTASA 500mg, for the treatment of ulcerative colitis, filed with the FDA in March 2004.

  SPD503, positive data from first Phase III paediatric study.

  ADDERALL XR approval received in Canada in February 2004.

  Introduction of dividend policy in 2004.

New Non Executive Director and Audit Committee Chairman

Shire has announced the appointment of David Kappler as Non Executive Director, who will join the Shire Board in April and will take over the Chairmanship of the Audit Committee in June 2004. Mr Kappler is Chief Financial Officer of Cadbury Schweppes plc, the FTSE and NYSE listed global confectionery and beverages group, where he has held a range of senior finance positions during his almost 40 year career with the Group.

Review and update on new strategy

In the summer, following a thorough internal review, we announced a new strategy. We are simplifying Shire - we will search, develop and market but will not invent. Shire will seek to acquire products with substantive patent protection rather than just three years’ Hatch-Waxman exclusivity. We will focus our in-licensing and M&A efforts on the US market, and obtain European rights whenever possible.

Shire has refocused its R&D efforts and technology to concentrate on late stage projects where we will have commercial presence and is creating the flexibility to add new therapeutic areas based on product acquisition opportunities. The strategic review thoroughly evaluated the Group’s pipeline and refocused resources on four projects, which are currently in Phase II and III of development. This approach aims to deliver the combined benefit of increased returns and lower risks.

The implementation of these actions has resulted in:

  The exit from early stage therapeutic research, which we completed in the third Quarter 2003;
  The planned exit from the vaccines business, which we are targeting to achieve around mid-year 2004.

These changes have implications for both the Group’s organizational structure and operating sites. We have a new global management structure aimed at close interaction between development, marketing and sales, and new people in key positions reporting directly to the Chief Executive Officer. In addition, we have advanced our plans to reduce the number of North American sites from 14 to four, including the opening of a new US headquarters office on the East Coast. Pennsylvania is currently being considered in this regard. We will close our sites in Newport, Kentucky and Rockville, Maryland. Shire’s world headquarters will continue to be located in Basingstoke, UK.

The cost of the planned reorganization in 2004 is estimated at approximately $55 million (23 cents per ADS), split between retaining and relocating key staff to the new US headquarters, and site closure costs and other relocation expenses. The majority of these costs will be charged under US GAAP as part of operating expenses. It is anticipated that these changes will improve both the efficiency of operation and the cost structure of the Group going forward.

Outlook

For 2004, Shire expects revenue growth to be in the high single digit range, despite the loss of exclusivity on PROAMATINE in Q3 2003 and the anticipated loss of exclusivity on AGRYLIN in the US in Q4 2004.

We remain committed to our stated aim of achieving earnings growth, on average, in the mid-teens range and maintaining consistent operating margins beyond 2004.

Earnings for 2004 will be affected by the restructuring costs of the planned re-organisation, detailed above, and the outcome of the planned exit of the vaccines business.

Dividend

Reflecting the Company’s stage of development and cash generative profile, the Board intends to declare the payment of the Company’s first interim dividend of 1 pence per share for the six months ending June 2004, with a view to growing the dividend progressively.

- Ends -

For further information please contact:

Cléa Rosenfeld – Global Investor Relations	+44 1256 894 160
Jessica Mann – Global Media	+44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialise, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialisation, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of lanthanum carbonate (FOSRENOL®), METHYPATCH®, XAGRID® and the adult indication for ADDERALL XR®, the implementation of the planned reorganisation and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.

The following are trademarks of Shire or companies within the Shire Group, which are the subject of trade mark registrations in certain territories.

ADDERALL XR® (mixed amphetamine salts)
ADDERALL® (mixed amphetamine salts)
AGRYLIN® (anagrelide hydrochloride)
CALCICHEW® (calcium carbonate)
CARBATROL® (carbamazepine)
BIPOTROL® (carbamazepine)
FOSRENOL® (lanthanum carbonate)
METHYPATCH® (methylphenidate)
PROAMATINE® (midodrine hydrochloride)
TROXATYL® (troxacitabine)
XAGRID® (anagrelide hydrochloride)

The following are trade marks of third parties.

3TC (trademark of GlaxoSmithKline (GSK))
PENTASA (trademark of Ferring AS)
REMINYL (trademark of Johnson & Johnson)
ZEFFIX (trademark of GSK)

Data sources.
1 IMS Prescription Data – Product specific
2 GSK

OVERVIEW OF US GAAP FINANCIAL RESULTS

Introduction

Revenues for the year ended 31 December 2003 increased by 19% to $1,237.1 million (2002: $1,037.3 million), which was at the uppermost end of the Company’s guidance range.

The Company recorded net income of $276.1 million, an increase of 10% compared to the prior year (2002: $250.6 million). Diluted earnings per ordinary share were 54.2 cents, or 162.6 cents per ADS, an increase of 11% over 2002, in the middle of the range indicated in the Company’s guidance. This result was achieved after charging $13.3 million of closure costs in respect of Lead Optimisation and $10.7 million write-down to fair value of properties now classified as assets held for sale.

The business generated cash inflows from operating activities of $355.3 million.

Cash, cash equivalents and marketable securities at 31 December 2003 amounted to $1,414.2 million (31 December 2002: $1,213.8 million). After deduction of borrowings, this translates to a net cash position of $1,036.4 million (31 December 2002: $805.7 million). Where appropriate, this may be used primarily to further enhance our portfolio through product and project acquisitions.

The Company initiated a share re-purchase programme during the year, buying back 7.6 million ordinary shares at a total cost of $52.4 million. Additionally, the Company redeemed $29.8 million of its convertible debt.

Product sales

For the year ended 31 December 2003, product sales increased $170.4 million (20%) to $1,029.8 million (2002: $859.4 million) and represented 83% of total revenues.

2003 Product Highlights
Product	Sales $M	Sales Growth %	US Rx1 Growth %	December 2003[1] US Market Share %
ADDERALL XR	474.5	+49%	+49%	23%
ADDERALL	61.1	-44%	-65%	2%
AGRYLIN	132.5	+11%	+7%	27%
PENTASA	99.3	+14%	-1%	17%
CARBATROL	52.4	+16%	+5%	43%
PROAMATINE	49.3	-3%	+2%	15%

ADDERALL XR and ADDERALL for the treatment of attention deficit hyperactivity disorder (ADHD)

ADDERALL XR
Sales of ADDERALL XR for the year ended 31 December 2003 were $474.5 million, an increase of 49% compared to prior year (2002: $317.9 million).

US prescriptions were up 49% over the same period, due primarily to a 19% increase in the total US ADHD prescription market and successful marketing efforts.

Sales growth was in line with prescription volume growth with price increases in April and November 2003 being offset by higher sales deductions and allowances (primarily Medicaid rebate payments and sales allowances for the coupon sampling program).

ADDERALL XR retained 23% share of the total US ADHD market in December 2003, compared with 18% in December 2002.

The Company’s extended release “once daily” ADDERALL XR, is covered by two US patents. During 2003 the Company was notified that Barr Laboratories Inc. (Barr) had submitted an Abbreviated New Drug Application (ANDA) under the Hatch-Waxman Act seeking permission to market a generic version of ADDERALL XR prior to the expiration date of the Company’s two US patents and alleging that one patent is invalid and one is not infringed by Barr’s mixed amphetamine salt product. The Company has filed two suits against Barr seeking a ruling that Barr’s product infringes both of the Company’s US patents.

The Company was also notified in November 2003 that Impax Laboratories Inc. (Impax) has submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of ADDERALL XR, prior to the expiry of the Company’s two US patents and alleging that the patents are not infringed by Impax’s mixed amphetamine salt product. In December 2003 the Company filed suit against Impax seeking a ruling that Impax’s product infringes the Company’s two US patents.

ADDERALL
Sales of ADDERALL for the year ended 31 December 2003 were $61.1 million, a decrease of 44% compared to prior year (2002: $109.8 million).

US prescriptions were down 65% over the same period; this was due to the switch of patients to either ADDERALL XR or generic alternatives.

The difference between sales and prescription volume growth was due to a combination of price increases, lower sales deductions and favourable movements in customer stocking levels.

ADDERALL had a 2% share of the total US ADHD market in December 2003, compared with 5% in December 2002.

AGRYLIN for the treatment of thrombocythaemia

Worldwide sales of AGRYLIN for the year ended 31 December 2003 were $132.5 million, an increase of 11% compared to the prior year (2002: $119.2 million).

The increase was primarily driven by substantial sales growth, outside the US market, where AGRYLIN is currently available on a named patient basis.

In addition, US prescription volumes were up 7% over the same period.

AGRYLIN had a 27% share of the total US AGRYLIN, Hydrea and generic hydroxyurea prescription market in December 2003 (December 2002: 27%).

AGRYLIN remains the only product specifically approved for essential thrombocythaemia in the US. The Company is seeking a paediatric extension for AGRYLIN which would extend its orphan drug exclusivity from March 2004 to September 2004, after which time it is expected to face generic competition. The expected launch of XAGRID in the EU (the trade name of AGRYLIN used in the EU) in the second half 2004, will continue to drive volume growth in markets outside the US.

PENTASA for the treatment of ulcerative colitis

Sales of PENTASA for the year ended 31 December 2003 were $99.3 million, an increase of 14% compared to prior year (2002: $87.2 million).

US prescription volumes were down 1% over the same period.

Price increases and an increase in customer stocking levels generated year on year revenue growth.

PENTASA had a 17% share of the total US oral mesalamine/olsalazine prescription market in December 2003, compared with 18% in December 2002.

CARBATROL for the treatment of epilepsy

Sales of CARBATROL for the year ended 31 December 2003 were $52.4 million, an increase of 16% compared to prior year (2002: $45.3 million).

US prescription volumes were up 5% over the same period, due to renewed promotional efforts in 2003 and the resolution of supply constraints that impacted availability throughout 2002.

Price increases and the launch of the Company’s new 100mg strength in Q4 2003, contributed the remainder of the revenue growth between years.

CARBATROL had a 43% share of the total US extended release carbamazepine prescription market in December 2003, compared with 36% in December 2002.

In August 2003, the Company received notification that Nostrum Pharmaceuticals, Inc. (Nostrum) had submitted an application seeking permission to market its generic version of the 300mg strength of CARBATROL prior to the expiry of the Company’s US patents for CARBATROL. Shire filed a complaint against Nostrum for patent infringement under the Hatch-Waxman Act in September 2003.

PROAMATINE for the treatment of hypotension

Sales of PROAMATINE, for the year ended 31 December 2003 were $49.3 million, a decrease of 3% compared to prior year (2002: $50.9 million).

US prescription volumes were up 2% over the same period.

Customer de-stocking subsequent to the anticipated launch of generic copies of PROAMATINE in the fourth quarter of 2003, contributed heavily to the decline in revenues between years.

PROAMATINE had a 15% share of the total US PROAMATINE and fludrocortisone acetate prescription market in December 2003, compared with 25% in December 2002.

Royalties

Royalty revenue increased 16% to $203.6 million for 2003 (2002: $174.8 million) as a result of strong sales and positive foreign exchange movements.

2003 Royalty Highlights

Product	Royalties to Shire $M	Royalty growth %	Worldwide in-market sales by licensee in 2003[2] $M
3TC	144.6	+9%*	1,099
ZEFFIX	24.7	+ 17%**	214
Other	34.3	+ 63%	n/a
*The impact of foreign exchange movements has contributed 4% to the reported growth
**The impact of foreign exchange movements has contributed 6% to the reported growth

3TC
Royalties from 3TC for the year ended 31 December 2003 were $144.6 million, an increase of 9% compared to prior year (2002: $132.5 million). This was primarily due to continued growth in the nucleoside analogue market for HIV. This growth is supported by increases in the number of individuals living with HIV, as well as reduced mortality due to more effective treatment regimens.

For 3TC Shire receives royalties from GSK on worldwide sales, with the exception of Canada, where a commercialisation partnership with GSK exists. GSK’s worldwide sales of 3TC, for the year ended 31 December 2003 were $1,099 million, an increase of 12% compared to prior year (2002: $982 million).

ZEFFIX
Royalties from ZEFFIX for the year ended 31 December 2003 were $24.7 million, an increase of 17% compared to prior year (2002: $21.2 million).

For ZEFFIX Shire receives royalties from GSK on worldwide sales, with the exception of Canada, where a commercialisation partnership with GSK exists. GSK’s worldwide sales of ZEFFIX, for the year ended 31 December 2003 were $214 million, an increase of 15% compared to prior year (2002: $186 million).

Other
Other royalties are primarily in respect of REMINYL, a product marketed worldwide by Johnson & Johnson (J&J), with the exception of the United Kingdom, where a commercialisation partnership with J&J exists. Sales of REMINYL, a treatment for mild to moderately severe dementia of the Alzheimer’s type, is growing well in the Alzheimer’s market.

Cost of product sales

For the year ended 31 December 2003 cost of product sales represented 16% of product sales (2002: 16%).

Research and development

Research and development expenditure increased 14% to $215.8 million in 2003, and as a proportion of total revenues represented 17% (2002: 18%).

Shire’s strategic aim is to focus on the development of later stage and lower risk projects. As a result of this focus Shire closed its early stage therapeutic research (Lead Optimisation) unit in Canada.

Selling, general and administrative

Selling, general and administrative (SG&A) expenses increased from $332.2 million in 2002 to $376.9 million in 2003, an increase of 13% in contrast with product sales growth of 20% for the period. SG&A expenses were 37% of product sales (2002: 39%).

Depreciation and amortisation

The depreciation and amortisation charge for the year ended 31 December 2003 was $86.7 million (2002: $55.2 million). Included within the 2003 charge are $27.5 million of intangible asset impairments and write-downs (2002: $18.8 million) and $16.7 million of tangible fixed asset write-downs (2002: $nil).

Interest income and expense

In the year ended 31 December 2003, interest income of $16.9 million was received compared with $19.5 million in 2002. The decrease is due to the reduction in interest rates more than offsetting any benefit of the increased cash balance held during the year.

Interest expense increased marginally to $9.5 million (2002: $9.3 million). The interest charged on the 2% convertible note in 2003 was $7.5 million (2002: $8.0 million).

Other expense, net

For the year ended 31 December 2003, other expense, net, totalled $17.5 million. The main components were $15.6 million related to the write-downs of non-current investments to fair value, a foreign exchange loss of $6.7 million and $3.8 million income from the management of GeneChem funds.

For the year ended 31 December 2002, other expense, net, totalled $8.3 million. The main components were a $2.3 million mark to market loss recorded on the Roberts Supplemental Executive Retirement Plan, $8.7 million in respect of write-downs of non-current investments to fair value and $3.3 million income from the two GeneChem venture capital funds.

Taxation

For the year ended 31 December 2003 income taxes increased by 22% to $107.4 million (2002: $88.4 million). The Company’s effective tax rate was 28% for the year ended 31 December 2003 (2002: 27%).

As of 31 December 2003 the Company had recorded net deferred tax assets of $63.1 million (2002: $41.1 million).

Equity in (losses)/earnings of equity method investees

The Company received $3.5 million, representing a 50% share of earnings from the antiviral commercialisation partnership with GSK in Canada (2002: $2.6 million). A loss of $4.6 million was incurred representing a 50% share of the losses in Qualia Computing Inc (2002: loss of $0.9 million).

On 31 December 2003, the Company sold its investment in Qualia Computing Inc. to iCAD Inc.

Discontinued operations

Discontinued operations are in respect of the Company’s US “Over-The-Counter” (OTC) business that was sold in December 2002. The OTC products were acquired as part of the merger with Roberts in 1999 and consisted of non-prescription laxatives and dietary supplements. Shire’s main strategic focus is on innovative prescription pharmaceuticals prescribed by specialty doctors.

Sales generated by the OTC products represented approximately 3% of the Company’s total product sales in 2002.

R&D Focus

Substantial progress has been made in revising the Company’s R&D focus: Shire out-licensed Japanese development and commercialisation rights for both AGRYLIN and FOSRENOL to the Pharmaceutical Division of Kirin Brewery Company Ltd and to Bayer Yakuhin Ltd respectively. Out-licensing discussions continue for TROXATYL. In addition, partnering discussions are underway for SPD754 (HIV); the remaining antiviral projects SPD756 (HIV) and SPD760 (Hepatitis C) are also now available for partnering.

Central Nervous System

Finalisation of the response to the approvable letter for ADDERALL XR adult indication during Q4 2003 culminated in submission of the response to the FDA in January 2004. A 6-month review period is anticipated. Clinical work to support the paediatric exclusivity extension for ADDERALL XR also progressed in Q4 2003. A successful response to the paediatric written request would extend exclusivity to April 2005.

Support to Noven to define and conduct an enhanced clinical programme for METHYPATCH continued in Q4 2003.

Substantial activity on SPD417 in Q4 2003 culminated in a NDA filing in February 2004. This product, now to be known as BIPOTROL, will be the first carbamazepine-based product for bipolar disorder in the US and utilises a unique dose titration and presentation. Under a NDA the product would be entitled to 3-years Hatch-Waxman exclusivity and the product also has formulation patent protection through 2016.

Key data are now available from the first Phase III paediatric study in ADHD with SPD503. This 8-week study demonstrated highly statistically significant differences from placebo in ADHD-RS, Conners Parent and Teacher Rating Scales and Clinicians Global Impression.

SPD473, Shire’s other non-scheduled, non-stimulant ADHD project, progressed to Phase II with the initiation of a proof-of-concept study in August 2003.

Gastro Intestinal

Support for the PENTASA brand made progress in Q4 2003 culminating in the filing of a supplemental New Drug Application (sNDA) for PENTASA 500mg in March 2004. A 6-month review period is anticipated. This high strength dose form is expected to enhance product acceptability to patients.

SPD746, the high-strength 5-ASA based product for ulcerative colitis, entered phase III at the end of September 2003.

Other Projects

Clinical work to support US paediatric exclusivity extension for AGRYLIN also progressed in Q4 2003. A successful response to the paediatric written request would extend exclusivity to September 2004. In Europe, the regulatory process for XAGRID continues with the Committee for Proprietary Medicinal Products.

Finalisation of the response to the approvable letter for FOSRENOL was a key activity in Q4 2003 and culminated in the response being filed in January 2004. A 6-month review is anticipated. In Europe, FOSRENOL has also progressed with labelling discussions held with the Reference Member State.

R&D Pipeline Update

Shire now has 6 products in Registration. These are FOSRENOL, XAGRID, METHYPATCH, ADDERALL XR Adult, BIPOTROL and PENTASA 500mg. In addition, Shire has two other projects in Phase III: SPD503 and SPD476 and two projects in Phase II: SPD473 and SPD480.

US GAAP Results for the year ended 31 December 2003
Consolidated Balance Sheets
	Unaudited
	31 December	31 December
	2003	2002
	$’000	$’000

ASSETS
Current assets:
Cash and cash equivalents	1,103,286	880,973
Restricted cash	6,795	16,745
Marketable securities	304,129	316,126
Accounts receivable, net	215,690	138,397
Inventories	45,258	49,216
Deferred tax asset	64,532	34,849
Prepaid expenses and other current assets	48,017	30,790

Total current assets	1,787,707	1,467,096

Investments	73,153	71,962
Property, plant and equipment, net	161,225	135,234
Goodwill, net	225,860	203,767
Other intangible assets, net	307,882	301,084
Deferred tax asset	-	6,216
Other non-current assets	22,953	23,264

Total assets	2,578,780	2,208,623

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current instalments of long-term debt	1,054	888
Accounts payable and accrued expenses	215,494	184,107
Other current liabilities	37,127	16,725

Total current liabilities from continuing operations	253,675	201,720
Current liabilities from discontinued operations	-	12,784

Total current liabilities	253,675	214,504

Long-term debt, excluding current instalments	376,781	407,302
Deferred tax liability	1,400	-
Other long-term liabilities	23,798	13,651

Total liabilities	655,654	635,457

Shareholders’ equity:
Common stock of 5p par value; 800,000,000 shares
authorised; and 477,894,726 (2002: 484,344,412) shares
issued and outstanding	39,521	40,051
Exchangeable shares; 5,839,559 (2002: 5,874,112) shares
issued and outstanding	270,667	272,523
Additional paid-in capital	983,356	1,027,499
Accumulated other comprehensive income/(loss)	79,007	(41,431)
Retained earnings	550,575	274,524

Total shareholders’ equity	1,923,126	1,573,166

Total liabilities and shareholders’ equity	2,578,780	2,208,623

US GAAP Results for the year ended 31 December 2003
Consolidated Statements of Operations

Years ended 31 December	Unaudited
	2003	2002	2001
	$’000	$’000	$’000
Total revenues	1,237,101	1,037,298	852,956
Cost of revenues	(163,114)	(133,682)	(112,006)

Gross profit	1,073,987	903,616	740,950
Operating expenses	(679,373)	(576,578)	(597,842)

Operating income	394,614	327,038	143,108
Interest income	16,856	19,536	19,667
Interest expense	(9,470)	(9,252)	(12,035)
Other expense, net	(17,539)	(8,262)	(52,933)

Total other income/(expense), net	(10,153)	2,022	(45,301)

Income from continuing operations before income
taxes and equity in (losses)/earnings of equity method
investees	384,461	329,060	97,807
Income taxes	(107,353)	(88,350)	(67,781)
Equity in (losses)/earnings of equity method investees	(1,057)	1,668	1,985

Income from continuing operations	276,051	242,378	32,011
Income from discontinued operations (net of income
tax expense of $nil, $3,588,000, and $3,963,000
respectively)	-	6,108	6,748
Gain on disposition of discontinued operations (net of
income tax expense of $1,224,000)	-	2,083	-

Net income	276,051	250,569	38,759

Earnings per share:
Basic

Continuing operations	55.4c	48.4c	6.5c
Discontinued operations	-	1.6c	1.4c

Net income	55.4c	50.0c	7.9c

Diluted
Continuing operations	54.2c	47.4c	6.4c
Discontinued operations	-	1.6c	1.3c

Net income	54.2c	49.0c	7.7c

Weighted average number of shares:
Basic	498,212,826	500,687,594	492,594,226
Diluted	518,967,395	522,418,246	504,875,587

The results for the year ended 31 December 2001 have been restated to reflect the disposal of our OTC business that has been accounted for as a discontinued operation.

US GAAP Results for the year ended 31 December 2003
Consolidated Statements of Cash Flows

Year ended 31 December	Unaudited
	2003	2002	2001
	$’000	$’000	$’000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	276,051	242,378	32,011
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortisation	42,474	36,434	45,809
Increase/(decrease) in provision for doubtful
accounts and discounts	3,268	(1,139)	3,015
Increase/(decrease) in provision for rebates and returns	17,089	(2,297)	35,526
Stock option compensation - options	(24)	(166)	2,278
Stock option compensation - warrants	-	-	4,502
Tax benefit of stock option compensation,
charged directly to equity	692	688	3,805
Decrease/(increase) in deferred tax asset	(22,067)	(9,884)	2,275
Non cash exchange gains and losses	8,558	12,495	(1,017)
Equity in losses of equity method investees	1,057	(1,668)	(1,985)
Other elements	1,468	-	1,788
Write-down of long term investments	15,616	8,732	61,596
Write-down of intangible assets	27,489	18,777	25,393
Write-down of property, plant and equipment	6,026	-	-
Write-down of assets held for resale	10,689	-	-
(Gain)/loss on sale of property, plant and
equipment	(169)	1,376	8,112
Loss on sale of intangible assets	-	-	2,052
Changes in operating assets and liabilities, net of acquisitions:
(Increase)/decrease in accounts receivable	(57,932)	61,159	(52,033)
Decrease/(increase) in inventory	7,387	(3,543)	5,278
(Increase)/decrease in prepayments and other
current assets	(13,024)	9,801	(29,124)
Increases of property, plant and equipment	12,470	-	-
held for resale
Decrease in other assets	311	2,905	823
Increase/(decrease) in accounts and
notes payable and other liabilities	(3,822)	(13,581)	27,970
Increase/(decrease) in deferred income	19,372	(17,409)	17,409
Dividend received from equity method investees	2,289	-	-

Net cash provided by operating activities	355,268	345,058	195,483

US GAAP Results for the year ended 31 December 2003
Consolidated Statements of Cash Flows (continued)

Year ended 31 December	Unaudited
	2003	2002	2001
	$’000	$’000	$’000

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease/(increase) in short-term deposits	11,997	407,653	(367,206)
Purchase of subsidiary undertakings	-	(17,300)	-
Purchase of long-term investments	(5,643)	(5,933)	(20,351)
Purchase of intangible assets	(47,049)	(24,032)	(35,986)
Purchase of property, plant and equipment	(52,165)	(22,647)	(13,604)
Proceeds from sale of long-term investments	1,000	4,108	-
Proceeds from sale of property, plant and equipment	1,262	721	7,081
Proceeds from sale of intangible assets	-	-	4,556
Proceeds from sale of a business	-	71,000	-
Movements in restricted cash	9,950	(16,745)	-

Net cash (used in)/provided by investing activities	(80,648)	396,825	(425,510)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Redemption)/proceeds from 2% convertible loan notes	(29,775)	-	400,000
Payment of debt issuance costs	-	-	(9,000)
Repurchase/payments on long-term debt, capital leases and notes	(579)	(3,381)	(207,762)
Proceeds from exercise of options	5,195	6,008	70,192
Proceeds from issue of common stock, net		-	1,526
Payment for the redemption of stock	(52,392)	-	-

Net cash (used in)/provided by financing activities	(77,551)	2,627	254,956

Effect of foreign exchange rate changes on cash and
cash equivalents	25,244	6,964	(1,509)

Net increase in cash and cash equivalents	222,313	751,474	23,420
Cash flows provided by discontinued operations	-	11,459	1,354

Net increase in cash and cash equivalents	222,313	762,933	24,774
Cash and cash equivalents at beginning of period	880,973	118,040	93,266

Cash and cash equivalents at end of period	1,103,286	880,973	118,040

				13

Selected notes to the Unaudited US GAAP Financial Statements

(1) Analysis of revenues, operating income and reportable segments

The Company has disclosed segment information for the individual operating areas of the business, based on the way in which the business is managed and controlled. The Company evaluates performance based on operating income or loss before interest and income taxes.

For 2003 our reporting has been expanded as set out below to provide more information on the Corporate and International segments. The 2002 and 2001 reportable segments have been restated on this basis.

Year ended 31 December	US	International	Biologics	Corporate	R&D	Total
2003	$’000	$’000	$’000	$’000	$’000	$’000

Product sales	846,438	158,643	24,757	-	-	1,029,838
Licensing and development	3,376	301	-	-	-	3,677
Royalties	14	10,314	-	193,245	-	203,573
Other	13	-	-	-	-	13

Total revenues	849,841	169,258	24,757	193,245	-	1,237,101

Cost of product sales	94,597	53,166	15,351	-	-	163,114
Research and development	-	-	-	-	215,781	215,781
Selling, general and
administrative	234,091	76,912	9,134	56,777	-	376,914
Depreciation and
amortisation	30,965	24,338	4,571	26,804	-	86,678

Total operating expenses	359,653	154,416	29,056	83,581	215,781	842,487

Operating income/(loss)	490,188	14,842	(4,299)	109,664	(215,781)	394,614

Year ended 31 December	US	International	Biologics	Corporate	R&D	Total
2002	$’000	$’000	$’000	$’000	$’000	$’000

Product sales	714,655	131,465	13,268	-	-	859,388
Licensing and development	2,661	403	-	-	-	3,064
Royalties	215	8,999	-	165,598	-	174,812
Other revenues	-	34	-	-	-	34

Total revenues	717,531	140,901	13,268	165,598	-	1,037,298

Cost of product sales	63,356	59,242	11,084	-	-	133,682
Research and development	-	-	-	-	189,179	189,179
Selling, general and
administrative	211,032	68,290	8,480	44,386	-	332,188
Depreciation and
amortisation	28,999	11,200	4,138	10,874	-	55,211

Total operating expenses	303,387	138,732	23,702	55,260	189,179	710,260

Operating income/(loss)	414,144	2,169	(10,434)	110,338	(189,179)	327,038

Selected notes to the Unaudited US GAAP Financial Statements (continued)

(1) Analysis of revenues, operating income and reportable segments (continued)

Year ended 31 December	US	International	Biologics	Corporate	R&D	Total
2001	$’000	$’000	$’000	$’000	$’000	$’000

Product sales	587,449	106,286	5,616	-	-	699,351
Licensing and development	4,507	991	-	-	-	5,498
Royalties	264	5,604	-	139,287	-	145,155
Other revenues	-	900	2,052	-	-	2,952

Total revenues	592,220	113,781	7,668	139,287	-	852,956

Cost of product sales	58,655	40,754	12,597	-	-	112,006
Research and development	-	-	-	-	171,029	171,029
Selling, general and
administrative	179,115	41,542	1,203	37,875	-	259,735
Depreciation and
amortisation	18,375	10,744	4,129	12,561	-	45,809
Asset impairments and
restructuring charges	-	-	-	29,699	-	29,699
Merger transaction
expenses	-	-	-	83,470	-	83,470
Loss on disposition of
assets	-	8,100	-	-	-	8,100

Total operating expenses	256,145	101,140	17,929	163,605	171,029	709,848

Operating income/(loss)	336,075	12,641	(10,261)	(24,318)	(171,029)	143,108

Selected notes to the Unaudited US GAAP Financial Statements (continued)

(2) Earnings per share

Basic earnings per share is based upon the net income available to common stockholders divided by the weighted-average number of common shares outstanding during the year.

Diluted earnings per share is based upon net income available to common stockholders divided by the weighted-average number of common shares outstanding during the year and adjusted for the effect of all dilutive potential common shares that were outstanding during the year.

Year ended 31 December	2003	2002	2001
	$’000	$’000	$’000

Numerator for basic earnings per share	276,051	250,569	38,759
Interest charged on convertible debt, net of tax	5,218	5,585	-

Numerator for diluted earnings per share	281,269	256,154	38,759

	Number of	Number of	Number of
	shares	shares	shares

Weighted-average number of shares:
Basic	498,212,826	500,687,594	492,594,226
Effect of dilutive shares:
Stock options	1,859,076	1,883,475	11,362,332
Warrants	-	-	919,029
Convertible debt	18,895,493	19,847,177	-

Diluted	518,967,395	522,418,246	504,875,587

Basic earnings per share	55.4c	50.0c	7.9c

Diluted earnings per share	54.2c	49.0c	7.7c

The computation of weighted average number of shares for diluted EPS for the year ended 31 December 2001 does not include convertible debt because, after eliminating interest charged to operations from the numerator, the inclusion would be anti-dilutive.

Warrants to purchase approximately 1.4 million common shares for the year ended 31 December 2003 (2002: 1.4 million) were anti-dilutive and were therefore excluded from the computation of diluted earnings per share.

Stock options to purchase approximately 17.0 million common shares for the year ended 31 December 2003 (2002: 17.5 million) were anti-dilutive and were therefore excluded from the computation of diluted earnings per share.

Selected notes to the Unaudited US GAAP Financial Statements (continued)

(3) Analysis of revenues

	Q1	Q2	Q3	Q4	Year	2003	2003
	2003	2003	2003	2003	2003	change	% of total
	$’000	$’000	$’000	$’000	$’000%		revenues

Net product
sales:
ADDERALL XR	115,163	102,429	121,255	135,609	474,456	+49%	38%
ADDERALL	18,899	19,191	8,961	14,083	61,134	-44%	5%
AGRYLIN	39,674	36,551	25,907	30,409	132,541	+11%	11%
PENTASA	29,719	24,754	19,838	24,943	99,254	+14%	8%
CARBATROL	9,421	13,915	11,619	17,440	52,395	+16%	4%
PROAMATINE	13,835	18,301	8,102	9,052	49,290	-3%	4%
Calciums	6,108	6,359	7,009	9,469	28,945	+25%	2%
Others	23,534	24,950	35,655	47,684	131,823	+24%	11%

	256,353	246,450	238,346	288,689	1,029,838	+20%	83%

Royalty income:
3TC	34,139	37,540	35,300	37,575	144,554	+9%	12%
ZEFFIX	6,399	5,721	6,217	6,367	24,704	+ 17%	2%
Others	7,225	8,575	8,218	10,297	34,315	+ 63%	3%

	47,763	51,836	49,735	54,239	203,573	+16%	17%

Licensing	394	702	1,355	1,226	3,677	+20%	-
Other	7	-	6	-	13	-62%	-

Total revenues	304,517	298,988	289,442	344,154	1,237,101	+19%	100%

	Q1	Q2	Q3	Q4	Year	2002	2002
	2002	2002	2002	2002	2002	change	% of total
	$’000	$’000	$’000	$’000	$’000%		revenues

Net product sales:
ADDERALL XR	61,875	75,821	78,000	102,244	317,940	+874%	31%
ADDERALL	46,170	28,321	18,128	17,163	109,782	-65%	11%
AGRYLIN	23,436	29,435	28,725	37,611	119,207	+39%	12%
PENTASA	17,547	21,479	21,619	26,511	87,156	+15%	8%
CARBATROL	11,572	12,574	10,944	10,161	45,251	+23%	4%
PROAMATINE	9,573	10,868	14,398	16,069	50,908	+34%	5%
Calciums	4,699	5,703	6,126	6,633	23,161	+11%	2%
Others	21,635	22,660	27,564	34,124	105,983	+15%	10%

	196,507	206,861	205,504	250,516	859,388	+23%	83%

Royalty income:
3TC	30,636	30,720	32,501	38,672	132,529	+10%	13%
ZEFFIX	5,293	4,510	5,547	5,885	21,235	+25%	2%
Others	3,647	5,282	5,437	6,682	21,048	+160%	2%

	39,576	40,512	43,485	51,239	174,812	+20%	17%

Licensing	682	923	726	733	3,064	-44%	-
Other	217	(212)	5	24	34	-99%	-

Total revenues	236,982	248,084	249,720	302,512	1,037,298	+22%	100%

US GAAP Results for the 3 months ended 31 December 2003
Consolidated Statements of Operations

3 months ended 31 December	2003
	$’000	2002
	Unaudited	$’000

Total revenues	344,154	302,512
Cost of revenues	(47,490)	(47,173)

Gross profit	296,664	255,339
Operating expenses	(174,271)	(154,693)

Operating income	122,393	100,646
Interest income	3,757	4,843
Interest expense	(2,138)	(3,199)
Other expense, net	(9,542)	(8,693)

Total other expense, net	(7,923)	(7,049)

Income from continuing operations before income taxes and
equity in (losses)/earnings of equity method investees	114,470	93,597
Income taxes	(32,231)	(24,316)
Equity in earnings/(losses) of equity method investees	642	(1,635)

Income from continuing operations	82,881	67,646
Income from discontinued operations (net of income tax
expense of $673,000)	-	1,146
Gain on disposition of discontinued operations (net of income
tax expense of $1,224,000)	-	2,083

Net income	82,881	70,875

Earnings per share:
Basic
Continuing operations	16.7c	13.5c
Discontinued operations	-	0.6c

Net income	16.7c	14.1c

Diluted
Continuing operations	16.3c	13.2c
Discontinued operations	-	0.6c

Net income	16.3c	13.8c

Weighted average number of shares:
Basic	495,031,261	501,411,413
Diluted	516,404,663	522,473,225

UK GAAP Results for the year ended 31 December 2003
Consolidated Profit and Loss Account

For the year ended 31 December	Unaudited
	2003	2002
	£’000	£’000

Turnover: group and share of joint venture	764,662	697,314
Less: share of joint venture’s turnover	(3,594)	(762)

Continuing operations	761,068	696,552
Discontinued operations	-	15,975

Group turnover	761,068	712,527
Cost of sales	(102,384)	(95,042)

Gross profit	658,684	617,485
Net operating expenses (2003: including £426,362,000	(958,619)	(1,150,630)
exceptional goodwill impairment. 2002: £613,983,000)
Other operating income	698	-

Operating loss:	(299,237)	(533,145)

Continuing operations - Group	(299,237)	(541,603)
Discontinued operations	-	8,458

	(299,237)	(533,145)

Share of joint venture’s operating loss	(2,806)	(559)

Total operating loss	(302,043)	(533,704)
Finance charges, net	3,702	6,931

Loss on ordinary activities before taxation	(298,341)	(526,773)
Tax on loss on ordinary activities	(65,014)	(61,626)

Retained loss for the year transferred from reserves	(363,355)	(588,399)

Loss per share
Basic	(72.9p)	(117.5p)
Diluted	(72.9p)	(117.5p)

Consolidated Statement of Total Recognised Gains and Losses

For the year to 31 December	Unaudited
	2003	2002
	£’000	£’000

Loss for the year	(363,355)	(588,399)
Translation of the financial statements of overseas
subsidiaries	(47,157)	(62,739)

Total recognised gains and losses relating to the year	(410,512)	(651,138)

UK GAAP Results for the year to 31 December 2003
Consolidated Balance Sheet
	Unaudited
	31 December	31 December
	2003	2002
	£’000	£’000

Fixed assets
Intangible assets – intellectual property	171,548	183,404
Intangible assets – goodwill	1,365,583	1,900,896
Tangible assets	97,054	84,001
Fixed asset investments	33,269	37,345
Investment in joint ventures
Share of gross assets	-	5,082
Share of gross liabilities	-	(342)

	1,667,454	2,210,386

Current assets
Stocks	25,282	30,571
Debtors
- due within one year excluding deferred tax	141,046	106,125
- due within one year – deferred tax	36,049	21,646
- due after more than one year excluding deferred tax	9,224	9,535
- due after more than one year – deferred tax	-	3,861
Current asset investments	169,895	196,364
Cash at bank and in hand	621,670	558,432

	1,003,166	926,534

Creditors: amounts falling due within one year	(141,722)	(131,885)

Net current assets	861,444	794,649

Total assets less current liabilities	2,528,898	3,005,035
Creditors: amounts falling due after more than one year
Convertible debt	(202,659)	(243,547)
Deferred tax	(782)	-
Other creditors	(16,957)	(13,782)

	(220,398)	(257,329)

Net assets	2,308,500	2,747,706

Capital and reserves
Called-up share capital	23,895	24,217
Share premium	3,218,695	3,214,512
Exchangeable shares	190,425	191,552
Capital reserve	2,755	2,755
Capital redemption reserve	380	-
Other reserves	24,247	24,247
Profit and loss account	(1,151,897)	(709,577)

Equity shareholders’ funds	2,308,500	2,747,706

UK GAAP Results for the year to 31 December 2003
Consolidated cash flow statement

	Unaudited
Year to 31 December	2003	2002
	£’000	£’000

Net cash inflow from operating activities (note 2a)	280,275	302,321
Returns on investments and servicing of finance:
Interest received	13,165	15,434
Interest paid	(9,404)	(8,458)
Interest element of finance lease rentals paid	(59)	(45)

Net cash inflow from returns on investments and
servicing of finance	3,702	6,931

Taxation:
Overseas corporation tax paid	(66,874)	(73,145)

Capital expenditure and financial investments:
Purchase of long term investment	(3,447)	(2,957)
Purchase of intangible fixed assets	(30,238)	(15,470)
Purchase of tangible fixed assets	(31,400)	(15,014)
Proceeds from sale of a business	559	44,103
Proceeds from sale of tangible fixed assets	1,060	542

Net cash (outflow)/inflow for capital expenditure and
financial investments	(63,466)	11,204

Acquisitions and disposals:
Purchase of subsidiary undertaking	-	(11,647)
Expenses of acquisitions	-	(235)
Net cash acquired with subsidiary undertakings	-	33

Net cash outflow from acquisitions	-	(11,849)

Cash inflow before management of liquid resources
and financing	153,637	235,462

Management of liquid resources:
Increase in cash placed on short-term deposit	17,848	254,561
Financing:
Exercise of share options	3,114	3,985
Share repurchase	(31,808)	-
Capital element of finance leases	(160)	(74)
Net decrease in debt during the year	(18,053)	(832)

Net cash (outflow)/inflow from financing	(46,907)	3,079

Increase in cash in the year	124,578	493,102

UK GAAP Results for the year to 31 December 2003
Reconciliation of movements in Group shareholders’ funds

	Unaudited
Year to 31 December	2003	2002
	£’000	£’000

Loss for the year	(363,355)	(588,399)
Other recognised gains and losses relating to the year	(47,157)	(62,739)

	(410,512)	(651,138)
Repurchase of ordinary share capital	(31,808)	-
Loan conversion	-	955
Proceeds on exercise of employee share options	3,114	3,983

Net reductions to shareholders’ funds	(439,206)	(646,200)

Opening shareholders’ funds	2,747,706	3,393,906

Closing shareholders’ funds	2,308,500	2,747,706

Notes to the UK GAAP Financial Statements

(1) Loss per share

Loss per share has been calculated by dividing the loss on ordinary activities after taxation for each year by the weighted-average number of shares in issue during those years.

The weighted-average number of shares used in calculating fully diluted earnings per share is the same as the basic number of shares used in calculating the basic earnings per share adjusted for the effects of all dilutive potential ordinary shares. No amounts were included in the weighted average number of shares in 2003 and 2002 for potenetially dilutive options and convertible debt as their inclusion would be anti-dilutive in a loss making period.

Year to 31 December	Unaudited
	2003	2002
	£’000	£’000

Loss for the period (for basic and diluted EPS)	(363,355)	(588,399)

	Number of shares	Number of shares

Weighted-average number of shares:
Basic and fully diluted	498,212,826	500,687,594

UK GAAP Results for the year to 31 December 2003
Notes the UK GAAP financial statements (continued)

(2) Notes to the consolidated cash flow statement

(a) Reconciliation of operating loss to net cash inflow from operating activities

	Unaudited
Year to 31 December	2003	2002
	£’000	£’000

Group operating loss	(299,237)	(533,145)
Exchange loss	-	962
Depreciation	13,404	9,073
Amortisation of intangible fixed assets	120,705	153,979
Profit on sale of discontinued operations	(698)	(2,006)
(Profit)/loss on sale of fixed assets	(100)	854
Write-off of fixed asset investments	9,491	5,809
Write-off of intangible fixed assets	442,815	631,447
Write-off of tangible fixed assets	5,965	-
Decrease/(increase) in stocks	3,320	(1,485)
(Increase)/decrease in debtors	(27,868)	51,832
Decrease in creditors	12,478	(14,999)

Net cash inflow from operating activities	280,275	302,321

(b) Analysis and reconciliation of net funds

		Acquired		Other
	Start of	in year		non-cash	Exchange	End of
Year to 31 December	year	excl. cash	Cash flow	changes	movement	year
2003 (unaudited)	£’000	£’000	£’000	£’000	£’000	£’000

Cash at bank and in hand	558,432	-	124,578	-	(61,340)	621,670
Debt due within one year	(389)	-	443	(446)	(39)	(431)
Finance leases	(162)	-	160	(155)	(1)	(158)

	557,881	-	125,181	(601)	(61,380)	621,081
Debt due after one year	(244,325)	-	17,610	446	23,186	(203,083)
Finance leases	(3,757)	-	-	155	364	(3,238)

	309,799	-	142,791	-	(37,830)	414,760
Current assets
investments	196,364	-	(17,848)	-	(8,621)	169,895

Net funds	506,163	-	124,943	-	(46,451)	584,655

UK GAAP Results for the year to 31 December
2003 Notes the UK GAAP financial statements (continued)

(2) Notes to the consolidated cash flow statement (continued)

(b) Analysis and reconciliation of net funds (continued)

		Acquired		Other non-
Year to 31 December	Start of	in year	Cash	cash	Exchange	End of
2002 (audited)	year	excl cash	flow	changes	movement	year
	£’000	£’000	£’000	£’000	£’000	£’000

Cash at bank and in hand	81,434	-	493,102	-	(16,104)	558,432
Debt due within one year	(3,008)	-	2,005	565	49	(389)
Finance leases	-	(243)	74	-	7	(162)

	78,426	(243)	495,181	565	(16,048)	557,881
Debt due after one year	(269,883)	-	(1,173)	389	26,342	(244,325)
Finance leases	-	(3,926)	-	-	169	(3,757)

	(191,457)	(4,169)	494,008	954	10,463	309,799
Current asset investments	497,397	-	(254,561)	(87)	(46,385)	196,364

	305,940	(4,169)	239,447	867	(35,922)	506,163

(c) Reconciliation of net funds

	Unaudited
Year to 31 December	2003	2002
	£’000	£’000

Increase in cash in the year	124,578	493,102

Cash outflow from decrease in debt and lease financing	18,213	906
Cash inflow from decreases in liquid resources	(17,848)	(254,561)

Change in net funds resulting from cash flows	124,943	239,447
Leases and current asset investments acquired with subsidiary undertakings	-	(4,169)
Arenol loan note conversion	-	954
Qualia Computing Inc, joint venture	-	(87)
Translation difference	(46,451)	(35,922)

Movement in net funds in year	78,492	200,223
Net funds at start of year	506,163	305,940

Net funds at end of year	584,655	506,163

(3) Basis of preparation

The Group have applied consistent accounting policies throughout both years. This preliminary announcement was approved by the Board on 10 March 2004.

The UK GAAP financial information does not constitute the Group’s statutory accounts under section 240 of the Companies Act 1985 for the year ended 31 December 2002 but is derived from those accounts.

The results for the year ended 31 December 2003 have not been audited and do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985. Statutory accounts for the year ended 31 December 2002, the Group’s last statutory period, have been delivered to the Registrar of Companies. The auditors have reported on those accounts and their report was unqualified and did not contain statements under section 237 (2) or (3) of the Companies Act 1985. The 2003 statutory accounts have not yet been delivered to the Registrar of Companies.